Exhibit 3.56

COMMONWEALTH OF VIRGINIA STATE CORPORATION COMMISSION

ARTICLES OF AMENDMENT

CHANGING THE NAME OF A CORPORATION

By Unanimous Consent of the Shareholders

The undersigned, pursuant to § 13.1-710 of the Code of Virginia, executes these articles and states as follows:

ONE

The name of the corporation is NN NUCLEAR CORPORATION.

TWO

The name of the corporation is changed to NEWPORT NEWS INDUSTRIAL CORPORATION.

THREE

The foregoing amendment was adopted by unanimous consent of the shareholders on November 29, 2001.

The undersigned declares that the facts herein stated are true as of November 29, 2001.

NN NUCLEAR CORPORATION

By:	/s/ Thomas C. Schievelbein
Thomas C. Schievelbein President

See instructions on the reverse.

COMMONWEALTH OF VIRGINIA

STATE CORPORATION COMMISSION

December 28, 2001

The State Corporation Commission has found the accompanying articles submitted on behalf of NEWPORT NEWS INDUSTRIAL CORPORATION (formerly NN NUCLEAR CORPORATION) to comply with the requirements of law, and confirms payment of all related fees.

Therefore, it is ORDERED that this

CERTIFICATE OF AMENDMENT

be issued and admitted to record with the articles of amendment in the Office of the Clerk of the Commission, effective December 28, 2001, at 07:49 AM.

The corporation is granted the authority conferred on it by law in accordance with the articles, subject to the conditions and restrictions imposed by law.

STATE CORPORATION COMMISSION

By	/s/ T.V. Morrison, Jr.
Commissioner

01-12-28-0146

AMENACPT

CIS0436